Contacts:
         Janet M. Turner           Dan Burch
         VP, Investor Relations    President, MacKenzie Partners
         (415) 905-7214            (212) 929-5500

PLM INTERNATIONAL NOMINEES ENDORSED BY INDEPENDENT ADVISORY FIRM

FOR IMMEDIATE RELEASE
San Francisco, California, May 29, 1997-- San Francisco-based PLM International, Inc. (ASE:PLM) today announced that Institutional Shareholder Services, Inc., a leading independent advisor to institutional investors on proxy and other shareholder-related matters, has issued a recommendation that its clients vote for the PLM International nominees for directors and against two of five proposals submitted by the PLM Stockholders Committee, a group of dissident shareholders.

After meeting with PLM International senior management and representatives of the PLM Stockholders Committee (the Committee), Institutional Shareholder Services, Inc. concluded, "Because of our uncertainty regarding the Committee's long-range intentions and [PLM] management's staunch progress in repositioning the company, we see no reason to change the board or oppose management's directors."

Institutional Shareholder Services, Inc. (ISS) also recommended that its clients vote against two of the shareholder proposals submitted by the Committee. In recommending a vote against proxy item no. 4, which proposes that PLM International not be governed by Section 203 of Delaware General Corporation Law, a business combinations statute, ISS stated, "While the statute may discourage second-stage mergers, opting out could expose shareholders to bifurcated offers, absent the poison pill or other defensive measures. We therefore believe maintaining Section 203 coverage strikes an acceptable balance between [PLM] board power and shareholder rights." In recommending a vote against proxy item no. 6, which proposes the establishment of a shareholder advisory committee, ISS stated, "In view of PLM's board composition, ISS agrees with management that instituting another board committee is overkill."

While ISS did recommend a vote for three other shareholder proposals involving removal of antitakeover and "poison pill" provisions, ISS also cautioned its clients that "ISS agrees with management that the poison pill proposal and bylaw amendment have drawbacks," including, "once the defensive measures are withdrawn, shareholders may be exposed to ... coercive tactics ... unless PLM retains other defensive measures, such as its coverage under Delaware's business combinations statute."

PLM International President and Chief Executive Officer Robert N. Tidball said, "We are pleased that ISS has endorsed our nominees to the board of directors. We look forward to continuing to implement our strategic growth plan in order to build shareholder value."

PLM International is a diversified equipment leasing and management company providing services to transportation, industrial, and commercial companies. With a combined owned and managed portfolio of approximately $1.3 billion in equipment, PLM International operates one of the 25 largest asset leasing pools in the United States today. The Company specializes in creating equipment leasing solutions for domestic and international customers.

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